Exhibit 99.1
PRESS RELEASE

By:	Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104

	CONTACT:	Jeffrey S. Musser
President and Chief Executive Officer
(206) 674-3433
FOR IMMEDIATE RELEASE

EXPEDITORS NAMES DANIEL R. WALL PRESIDENT, GLOBAL PRODUCTS
SEATTLE, WASHINGTON - June 12, 2015, Expeditors International of Washington, Inc. (NASDAQ: EXPD), today announced the appointment of Daniel R. Wall to the position of President, Global Products. Mr. Wall will assume the Company’s product leadership role currently held by R. Jordan Gates. On April 1, 2015 the Company announced Mr. Gates’ intention to retire in 2015. His retirement will become effective on July 31, 2015.

Mr. Wall started his 28-year career at Expeditors as a messenger responsible for clients’ Customs documents in the Seattle branch office in 1987. During the course of his career, he has held many positions including the District Manager of the Company’s Denver and Seattle offices, Global Director of Account Management, and the position he currently holds as the Company’s Senior Vice President responsible for Ocean Services and Order Management.

Mr. Wall is a licensed Customs Broker and also holds an IATA/FIATA certificate. During his tenure at Expeditors Mr. Wall returned to school to complete his education and holds an Executive MBA from Seattle University.

“I am very excited for the opportunities that lie ahead with Dan taking on his new role,” said Jeffrey S. Musser, President and CEO. “Dan brings very unique experiences into this role as he is one of the only individuals who has served in a geographic role, as a district manager and in both product and service senior leadership roles as part of our Company’s executive team. Dan brings to this role some very unique qualifications which have been cultivated by the experiences he has had at his 28-year tenure at Expeditors. There are very few people in our executive ranks who possess the broad background that Dan’s experiences have given him, and that are crucial to his appointment to this important leadership role. We look forward to benefiting from the great depth, cultural balance, industry knowledge and management expertise that he will provide,” Musser concluded.

Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 185 full-service offices and numerous satellite locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, time-definite transportation, order management, warehousing distribution and customized logistics solutions.